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                                                                      EXHIBIT 12

                                  SUPERVALU INC. and Subsidiaries
                                  Ratio of Earnings to Fixed Charges
                                  For Fiscal Years Ended
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
(In thousands, except ratios)                    1994            1993          1992            1991            1990
                                               --------        --------      --------       ---------        --------
Earnings before income taxes                   $294,080        $258,618      $322,840        $225,680        $215,730

Less undistributed earnings of ShopKo            (8,306)        (16,582)      (14,891)              -               -
                                               --------        --------      --------        --------        --------
Earnings before income taxes                    285,774         242,036       307,949         225,680         215,730

Interest expense                                120,292          83,066        72,693          76,411          75,340

Interest on operating leases                     17,288           6,661         2,732           3,435           3,038
                                               --------        --------      --------        --------        --------
                                               $423,354        $331,763      $383,374        $305,526        $294,108
                                               ========        ========      ========        ========        ========
Total fixed charges                             137,580          89,727        75,425          79,846          78,378
                                               ========        ========      ========        ========        ========
Ratio of earnings to fixed charges                 3.08            3.70          5.08            3.83            3.75
                                               ========        ========      ========        ========        ========
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